Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED under 17 C.F.R. § 200.80(b)(4) and 240.24b-2
Execution Copy

MASTER SERVICE AGREEMENT

This Master Service Agreement (this “Master Agreement”) is made as of May 12, 2014 (the “Effective Date”), by and between Ventiv Commercial Services, LLC, with an office located at 500 Atrium Drive, Somerset, NJ 08873 (“inVentiv”), and Omeros Corporation, with an office located at 201 Elliott Avenue West, Seattle, WA 98119 (“Client”). Client and inVentiv may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

A.    Client’s business includes the research, development and commercialization of pharmaceutical and biologic drug products.

B.    inVentiv and its Affiliates (as defined herein) offer a wide range of services and offerings to clients in the pharmaceutical and biotechnology arena.

C.    Client hereby engages inVentiv, and inVentiv hereby accepts such engagement, to provide various types of services pursuant to the terms hereof and each separate project agreement substantially in the form attached hereto as Annex A (each a “Project Agreement”) to be executed by duly authorized officers of each of the Parties. Except as otherwise mutually agreed, Client and inVentiv shall enter into a Project Agreement for each program pursuant to which inVentiv and its Affiliates offer services to Client.

1.      Interpretation and Construction

(a)    The Parties desire for the terms and conditions set forth in this Master Agreement to govern the relationship between the Parties. Each Project Agreement shall be subject to the terms of this Master Agreement. Subject to Section 12(b), unless otherwise expressly set forth in a Project Agreement, in the event of a conflict or inconsistency between the terms and conditions set forth in this Master Agreement and the terms and conditions set forth in a Project Agreement, the terms and conditions set forth in this Master Agreement shall take precedence, govern, and control.

(b)    The Parties acknowledge that certain of inVentiv’s Affiliates may provide certain Services to Client in accordance with the terms of this Master Agreement and one or more Project Agreements executed hereunder between a particular inVentiv Affiliate and Client, subject to duly authorized officials of Client and the particular inVentiv Affiliate first executing the Project Agreement and such Project Agreement expressly confirming that the terms of this Master Agreement shall govern the relationship between Client and the particular inVentiv Affiliate, in which case the inVentiv Affiliate shall be bound to the same obligations and shall enjoy the same rights under this Master Agreement as does inVentiv, and Client and the particular inVentiv Affiliate shall be bound by the terms set forth in this Master Agreement. Client agrees that inVentiv acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of any inVentiv Affiliate under any circumstances in connection with any Project Agreement that is not signed by inVentiv. Further, each inVentiv

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Affiliate acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of inVentiv or any other inVentiv Affiliate under any circumstances in connection with this Master Agreement or any Project Agreement that is not signed by that inVentiv Affiliate. The term “Affiliate” means, with respect to any entity, any other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such entity. As used in this definition, the term “control” (including “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, as trustee, by contract or otherwise.

2.    The Services
(a)     Client shall retain inVentiv to provide services as set forth in one or more Project Agreements (hereinafter the “Services”). The Services covered by this Master Agreement may include one or more of sales force automation, sample accountability, expense management, fleet services, national account management, detailing, sales operations support and other services as may be requested by Client and agreed to by inVentiv in one or more Project Agreements.

(b)    Client has no obligation to inVentiv for Services under this Master Agreement in the absence of an executed Project Agreement covering such Services.

(c)    Each Project Agreement shall allocate responsibility for project management and quality assurance activities necessary to perform the Services. inVentiv will provide regular updates as to the progress of the Services at a frequency and in a manner designated by the Parties in the Project Agreement.

(d)    Amendments to Project Agreements. From time to time, it may be appropriate to make changes in or additions to a Project Agreement and the scope of Services or other matters specified therein. No such changes or additions shall be implemented, nor shall Client be obligated to pay for any additional Services, prior to the execution by the Parties of a written amendment (each, an “Amendment”) that refers to and amends the related Project Agreement. Any additional Services authorized pursuant to an Amendment shall be deemed to be Services under and shall be subject to this Master Agreement. When executed by both Parties, each Amendment shall be deemed incorporated into the related Project Agreement and this Master Agreement.

3.    Representations and Warranties of the Parties

(a)    inVentiv represents, warrants and covenants that:

(i)    it shall perform the Services in a professional manner in accordance with the standards of care and diligence regularly practiced by contract sales organizations in the biopharmaceutical industry contracting to provide the same or similar services and in accordance with those specifications which inVentiv and Client agree to (in writing) and any timelines agreed upon (in writing);

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(ii)    it shall maintain in full force and effect all necessary licenses, permits, approvals (or waivers), and authorizations required by law to carry out its obligations under this Master Agreement and any Project Agreement;

(iii)    the execution, delivery, and performance of this Master Agreement by inVentiv and the consummation of the transaction(s) contemplated hereby have been duly authorized by all requisite corporate action; that the Master Agreement constitutes the legal, valid, and binding obligation of inVentiv, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and by general principles of equity); and this Master Agreement and performance hereunder does not violate or constitute a breach under any organizational document of inVentiv or any contract, other form of agreement, or judgment or order to which inVentiv is a party or by which it is bound;

(iv)    the personnel assigned to perform Services rendered under this Master Agreement and any Project Agreement shall be capable professionally and duly qualified to perform the Services hereunder and in each Project Agreement;

(v)    it is not a party to any agreement that would prevent it from fulfilling its obligations under this Master Agreement or any Project Agreement, and during the term of this Master Agreement or any Project Agreement it shall not enter into any agreement which would in any way prevent or materially restrict it from performing the Services under this Master Agreement or any Project Agreement; and

(vi)     the Services shall be provided in compliance with (x) all applicable statutes, federal and state laws, ordinances, rules, or regulations of any governmental or regulatory authority including (but not limited to) the OIG Compliance Program Guidance for Pharmaceutical Manufacturers, the PhRMA Code on Interactions with Healthcare Professionals, the Accreditation Council for Continuing Medical Education requirements for continuing medical education, the American Medical Association Ethical Guidelines on Gifts to Physicians from Industry, the Federal Food, Drug and Cosmetic Act (“FDCA”) and all applicable regulations and guidance promulgated pursuant thereto by the U.S. Food and Drug Administration, the Medicare/Medicaid anti-kickback statute, the Prescription Drug Marketing Act (“PDMA”), the Health Insurance Portability and Accountability Act, and all other federal, state and local laws, and rules, regulations, guidance, guidelines and requirements of all relevant governmental or regulatory authorities applicable to the marketing, promotion, distribution and sale of any pharmaceutical products in the United States, the Federal Trade Commission Act and all regulations and guidances promulgated by the U.S. Federal Trade Commission, the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., all as amended from time to time (collectively, “Applicable Law”); (y) any Client healthcare compliance policies in effect from time to time, copies of applicable ones of which will be provided to inVentiv prior to performance of Services under each Project Agreement and as may thereafter be updated from time-to-time during the course of performance of such Services; and (z) any applicable inVentiv policies and procedures.

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(vii) In performing the Services inVentiv shall take no action that will jeopardize the goodwill or reputation of Client or any product of Client.

(b)	Client represents, warrants and covenants that:

(i)    the execution, delivery and performance of this Master Agreement by Client and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of Client, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Master Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Client or any contract, other form of agreement, or judgment or order to which Client is a party or by which it is bound;

(ii)    Client shall act in good faith to provide inVentiv with the necessary materials, information, product training, and assistance, as specified in the applicable Project Agreement, reasonably required to enable inVentiv to perform the Services in compliance with all Applicable Law, and shall apply the degree of skill and care regularly practiced by pharmaceutical companies contracting to receive same or similar services to provide inVentiv (x) with the information and materials necessary for inVentiv to provide the Services and (y) if Client is required to provide deliverables under a Project Agreement, such deliverables will be sufficient for the purpose contemplated;

(iii)    all content (product or otherwise), materials, documentation and information provided by it to inVentiv are in compliance with all Applicable Laws;

(iv)    Client shall provide any and all reasonably required training for the relevant inVentiv Employees specifically regarding the Client product(s) and will be responsible for all costs and expenses of such training, including inVentiv personnel travel, lodging, and meals and others costs as agreed by the Parties;
(v)    Client’s products that are the subject matter of the Services provided under a Project Agreement shall be promoted under trademarks owned by or licensed to Client and are products which are either owned by Client and/or as to which Client has, or will have as of the date such product is marketed and sold, all material licenses, consents or approvals necessary pursuant to Applicable Laws to market and sell the products. Client represents and warrants that, to its knowledge, the trademarks, trade names and trade dress used in conjunction with such products do not infringe on any intellectual property rights of any other person or entity. Client further represents and warrants that to its knowledge the promotion of any Client product to be promoted by inVentiv does not infringe on any intellectual property rights of any other person or entity;

(v)    it is not a party to any agreement that would prevent it from fulfilling its obligations under this Master Agreement and any Project Agreement, and during the term of this

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Master Agreement and any Project Agreement, it will not enter into any agreement which would in prevent or materially restrict inVentiv from performing the Services under this Master Agreement or any Project Agreement;

(vi)    it is solely responsible for reviewing and approving Client’s product promotional materials and literature and shall ensure all such materials provided to inVentiv for use in the Services shall comply with Applicable Law; and

(vii)    Client shall notify inVentiv in the event that it becomes subject to a Federally Mandated Corporate Integrity Agreement (CIA) and such CIA requires inVentiv to provide Client with data, training, analysis, oversight or certifications that are not contemplated by the Services described herein.  In such event, the Parties shall mutually agree on an appropriate allocation of costs and expenses associated with inVentiv's provision of such CIA related data, training, analysis, oversight or certifications not included in the scope of Services provided under this Master Agreement or any related Project Agreement.

4.    Independent Contractors; inVentiv Personnel

(a)    inVentiv and its directors, officers, employees and any persons providing the Services are at all times independent contractors with respect to Client. Persons provided by inVentiv to perform Services shall not be deemed employees of Client. Neither this Master Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between inVentiv, its directors, officers, employees and any persons providing Services and Client. Client understands that inVentiv may utilize individual independent contractors in connection with its performance of the Services. inVentiv shall supervise, direct and govern the performance of such independent contractors in performing the Services and shall be responsible for such independent contractor’s performance of such Services in accordance with this Master Agreement and applicable Project Agreement and shall be liable for the failure of any such independent contractor to perform the Services in accordance with this Master Agreement and applicable Project Agreement.

(b)    inVentiv is, and at all times shall remain, solely responsible for the human resource and performance management functions of all inVentiv personnel provided to perform the Services, including any independent contractors utilized for such purpose. inVentiv shall be solely responsible and liable for all disciplinary, probationary, and termination actions taken by it, and for the formulation, content, and dissemination of all employment policies and rules (including written disciplinary, probationary, and termination policies) applicable to its employees, agents, and contractors including its individual independent contractors (individually, an “inVentiv Employee” and collectively, “inVentiv Employees”).

(c)    inVentiv shall obtain and maintain worker’s compensation insurance and other insurances required for inVentiv Employees performing the Services and acknowledges that Client does not and shall not obtain or maintain such insurances, all of which shall be inVentiv’s sole responsibility.

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(d)     Except as otherwise set out in this Master Agreement or in a Project Agreement, Client shall have no responsibility to inVentiv or any inVentiv Employee for any compensation, expense reimbursements, benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits, and disability benefits), payroll-related or withholding taxes, or any governmental charges or benefits (including, without limitation, unemployment and disability insurance contributions or benefits and workers compensation contributions or benefits) that may be imposed upon or be related to the performance by inVentiv or its employees, agents, or contractors of the obligations under this Master Agreement or any Project Agreement, all of which shall be the sole responsibility of inVentiv. To clarify, Client will not withhold any income tax or payroll tax of any kind on behalf of inVentiv.

(e)     All employment decisions regarding an inVentiv Employee shall be made solely and exclusively by inVentiv and shall comply with inVentiv’s human resource policies and procedures. Any request by Client for removal of an inVentiv Employee assigned to provide Service(s) shall be made in writing, supported by the Client’s reasons for requesting the removal and by documentation of the inVentiv Employee’s actions and/or behavior that support the request. In addition to any other actions inVentiv deems appropriate in the circumstances, inVentiv shall reassign such inVentiv Employee within thirty (30) days of receiving such request, so that such inVentiv Employee is no longer providing Services to Client.
(f)    Subcontractors. Other than for individual independent contractors as provided for in Section 4(a) herein above, inVentiv may not subcontract any portion of the Services except with Client’s prior written consent and approval of the subcontractor to be utilized in each instance (each a “Permitted Subcontractor”). Any approval of a Permitted Subcontractor by Client does not grant the right to any Permitted Subcontractor to further subcontract its obligations without first obtaining further express prior written consent of Client. Each Permitted Subcontractor shall be subject to, and inVentiv shall ensure that each Permitted Subcontractor is contractually obligated to comply with and does comply with, all obligations of inVentiv under this Master Agreement that apply to the subcontracted Services, provided that inVentiv shall remain responsible and liable for the performance of all of its obligations under this Master Agreement and for any breach thereof by any Permitted Subcontractor.
(g)    No Debarment. inVentiv represents and warrants that it has not been debarred under the Generic Drug Enforcement Act, and covenants and agrees that it shall not employ or subcontract with any person or entity that has been so debarred to perform any Services under this Master Agreement or any Project Agreement. inVentiv shall promptly notify Client if during the term of this Master Agreement: (a) any regulatory agency takes action against inVentiv; (b) inVentiv becomes aware of the debarment or threatened debarment of inVentiv or any individual, corporation, partnership or association providing services to inVentiv in connection with this Master Agreement or any Project Agreement; or (c) inVentiv becomes aware of any other actual or anticipated event that is reasonably likely to have a material adverse effect on inVentiv’s ability to perform the Services, including without limitation any material adverse change in inVentiv’s financial condition. If inVentiv becomes aware of the debarment or threatened debarment of inVentiv or any individual, corporation, partnership or association providing

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services to inVentiv, inVentiv shall notify Client immediately and, in addition to any other rights or remedies Client may have, Client shall have the right to terminate this Master Agreement and any Project Agreement upon written notice without further cost or liability.
5.    inVentiv Compensation

(a)    In consideration of the performance of the Services in accordance with this Master Agreement and the applicable Project Agreement(s), Client shall pay inVentiv the fees, costs and expenses (collectively, the “Fees”) as set forth in each Project Agreement. inVentiv shall bill Client as set forth in each Project Agreement and invoices shall be sent by inVentiv to Client on a monthly basis for the Fees for Services.

(b)    In addition to the Fees set forth in a Project Agreement, certain necessary and reasonable expenses will be charged to Client on a pass-through basis. These expenses will be billed to Client at actual cost incurred by inVentiv. Permitted pass-through costs shall be set forth in the applicable Project Agreement.

(c)    Payments are due within thirty (30) days of Client’s receipt of each applicable invoice from inVentiv. If an invoice is not paid within thirty (30) days of Client’s receipt, inVentiv reserves the right to impose a finance charge of the lesser of one percent (1.0%) (calculated on a monthly basis) or the maximum amount permitted by law of all amounts due.

(d)    In the event Client will be issuing purchase orders for payment of inVentiv invoices, Client shall issue such purchase orders in a timely manner in accordance with the terms and conditions set forth herein. The Parties understand and agree that all terms and conditions set forth in a purchase order are null and void, it being understood and agreed that this Master Agreement provides the terms and conditions governing the relationship between the Parties.

(e)    Invoices. Invoices will reference the corresponding Project Agreement, and will include a description of the Services completed under the Project Agreement, an itemization of any costs provided for in the Project Agreement as a pass through expense item and a listing and receipt documentation for any authorized expenses, that are being charged in the invoice.

Invoices will be sent to Client by mail or e-mail addressed to the following or subsequently updated address:

Accounts Payable
Omeros Corporation
201 Elliott Avenue West
Seattle, WA 98119
ap@omeros.com

(f)    Obligation to Pay Taxes. Any taxes that may be due and payable as a result of payments by the Client under this Master Agreement are solely inVentiv’s responsibility. Payments under this Master Agreement will be made in full in the agreed

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amounts without deduction for taxes of any kind whatsoever, in conformity with inVentiv’s non-employee status. Notwithstanding the foregoing, if any payments made by Client under this Master Agreement are subject to withholding taxes under the laws of any relevant governmental entity, Client is authorized to withhold such taxes as are required under such laws and deduct such amounts from the amounts payable to inVentiv. In the event Client withholds such amounts, Client shall secure and use commercially reasonable efforts to deliver to inVentiv within five (5) business days of the applicable payment proof of any such taxes paid or required to be withheld.

6.    Confidentiality
(a)    “Confidential Information” means any confidential or proprietary information, patentable or otherwise, in any form (written, oral, photographic, electronic or otherwise), that is disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Master Agreement or any Project Agreement, whether prior to, on, or after the Effective Date; provided, however, that (x) the terms of this Master Agreement and any Project Agreement shall be considered the Confidential Information of both Parties (with each Party deemed to be the Receiving Party), and (y) all work product generated for Client by inVentiv in the course of performance of Services under this Master Agreement or any Project Agreement shall be deemed the Confidential Information of the Client (with inVentiv deemed to be the Receiving Party). Confidential Information includes, without limitation, technical, trade secret, commercial and financial information about either Party’s (i) research or development; (ii) marketing plans or techniques, contacts or customers; (iii) organization or operations; (iv) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (v) products, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including, without limitation, processes, procedures and business practices involving trade secrets or special know-how), (vi) pricing and financial information, and (vii) in the case of inVentiv, the names and contact information (i.e., phone number, address and e-mail address) of the inVentiv Employees. The Receiving Party shall neither use nor disclose Confidential Information received from the Disclosing Party for any purpose other than as specifically allowed by this Master Agreement or any Project Agreement.
(b)    Each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is:
(i)    made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by the U.S. Securities Exchange Commission, or by the rules of any stock exchange upon which such Party’s securities are listed or to which application for listing has been submitted; provided, however, that the Receiving Party shall first have given the Disclosing Party notice and a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such

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order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued.
(ii)    made by or on behalf of (A) if the Receiving Party is inVentiv, to its Affiliates, and its or their employees, directors, consultants, advisors or representatives; or (B) if the Receiving Party is Client, to its Affiliates, and its or their employees, directors, consultants, advisors or representatives in each case ((A) and (B)) as may be reasonably necessary or useful in connection with the performance of such Party’s obligations or exercise of its rights as contemplated by this Master Agreement or any Project Agreement; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Section 6. The Receiving Party shall be liable to the Disclosing Party for any breach by any of such recipients of the restrictions set forth in this Section 6.
(c)    Upon the expiration or termination of this Master Agreement and receipt of Disclosing Party’s written request, Receiving Party, at its option, shall promptly either (i) return to the Disclosing Party all tangible forms of Confidential Information in its possession, including any and all copies (including electronic) and/or derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information, or (ii) destroy Confidential Information in its possession and deliver to Disclosing Party a certification that such destruction has occurred; provided however, that Receiving Party may retain a copy of any information, including Confidential Information, that (x) the Receiving Party reasonably believes is required to comply with Applicable Law or to effectuate the Purposes of this Master Agreement, including any Project Agreement or (y) any computer records or files containing such Confidential Information that have been created solely by such Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such Receiving Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All such retained Confidential Information shall remain subject to the applicable confidentiality obligations of this Section 6. Except as expressly permitted herein, the Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Master Agreement or any Project Agreement without prior consent of an officer of the Disclosing Party. The obligations set forth in this Section 6, including the obligations of confidentiality and non-use, shall be continuing and shall survive the expiration or termination of this Master Agreement and any Project Agreement and will continue for a period of ten (10) years from the date of such expiration or termination.
(d)    The obligations of confidentiality and non-use set forth herein shall not apply to the following, in each case as established by the Receiving Party: (i) Confidential Information at or after such time as it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party at the time of disclosure by the Disclosing Party, as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with

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the legal right to do so; or (iv) Confidential Information that is independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.
7.    Restrictions on Solicitation
(a)    Except as expressly authorized under any Project Agreement, neither Party may solicit the employees or independent contractors of the other Party to become employees of, or consultants to, the other Party during the Term of this Master Agreement and any Project Agreement and for a one (1) year period following the termination of both this Master Agreement and any Project Agreement. The provisions of this Section 7 shall not apply with respect to either Party’s employees or independent contractors who seek employment from the other Party on their own initiative, such as, but not limited to, in response to a Party’s general vacancy announcement or advertisement.

(b)    Client agrees during the Term of this Master Agreement and for one (1) year thereafter not: (i) to provide any contact information (including name, address, phone number or e-mail address) of any current inVentiv Employee to any third party which provides or proposes to provide Client with the same services being provided by inVentiv pursuant to a Project Agreement with the intent that such third party hire or retain such current inVentiv Employee, or (ii) to knowingly assist actively in any other way such a third party in employing or retaining such current inVentiv Employee that provides Services to Client under a Project Agreement.

(c)    Client shall pay to inVentiv or cause the third party to pay to inVentiv, as the case may be, [†] for each current inVentiv Employee so employed or retained by Client or a third party due to a breach by Client of Section 7(a) or 7(b) as liquidated damages for breach of Sections 7(a) and 7(b).

(d)    inVentiv shall pay to Client or cause the third party to pay to Client, as the case may be, [†] for each current employee of Omeros so employed or retained by inVentiv due to a breach by inVentiv of Section 7(a) as liquidated damages for breach of Section 7(a).

(e)    The Parties acknowledge and agree that the remedies set forth in Sections 7(c) and 7(d) shall be the sole remedy for the breach of Section 7(a) unless otherwise agreed by the Parties. Each Party agrees that the provisions of such Section 7(c) and 7(d) represent a good faith estimate of the loss expected to be suffered by such Party as a result of such breach. For the avoidance of doubt, neither Party may terminate this Master Agreement in accordance with Section 12(a)(ii) for a breach of Section 7(a) if such breaching Party pays the applicable amount(s) set forth in Section 7(c) or 7(d).

8.	Indemnification

(a)    inVentiv shall indemnify and hold Client, its Affiliates and its and their officers, directors, agents and employees harmless from and defend them against any and all liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court

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costs and reasonable attorneys’ fees (collectively, “Losses”) arising from the claim of a third party (including inVentiv Employees with respect to claims under Section 8(a)(iii)) that arise from: (i) any negligent acts or omissions by or the willful misconduct of inVentiv, its agents, directors, officers, or employees (including any inVentiv Employee), (ii) any material breach of any obligation under this Master Agreement or any Project Agreement, or material breach of any representation, warranty or covenant under this Master Agreement or any Project Agreement, in each case by inVentiv, its agents, directors, officers or employees, (iii) any claim that Client was in an employer/employee relationship with any inVentiv Employee(s) at the time of performance of the Services, and any related violation of applicable federal, state, or local statutes, laws, ordinances, regulations or guidelines relating to (A) employment; (B) safety and health; and (C) the payment of taxes and required taxes and payments with respect to employees (“Employment Law”) with respect to any inVentiv Employee, including any claim brought by or on behalf of an inVentiv Employee for failure to pay wages or benefits; provided, however, that this clause (iii) shall not apply to any such Losses that arise or are alleged to arise from any liability of Client to an inVentiv Employee under the terms of any Client-sponsored benefits plans, programs or arrangements, or any Client-sponsored bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar compensation plans, programs or arrangements or (iv) any claim arising from the acts or omissions of any inVentiv Employee performing Services, including without limitation the practice or use of any third party’s intellectual property, except to the extent such act or omission was taken at the specific direction of Client or was required by this Master Agreement or any Project Agreement hereunder.

(b)    Client shall indemnify and hold inVentiv, its Affiliates and their respective officers, directors, agents, and employees harmless from and defend against any and all Losses arising from the claim of a third party that arise from: (i) any negligent acts or omissions by or the willful misconduct of Client, its agents, directors, officers, or employees, (ii) any material breach of any obligation under this Master Agreement or any Project Agreement, or material breach of any representation, warranty or covenant under this Master Agreement or any Project Agreement, in each case by Client, its agents, directors, officers or employees, (iii) any product liability claims related to products sold by Client using the Services of inVentiv, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning, or instruction claims) or any other product based statutory claim, and (iv) any intellectual property infringement claims relating to any trademarks owned by or licensed to Client.
(c)    In case any action, proceeding or claim shall be brought against one of the Parties hereto (an “Indemnified Party”) based upon any of the above claims and in respect of which indemnity may be sought against the other Party hereto (the “Indemnifying Party”) such Indemnified Party shall promptly notify the Indemnifying Party in writing as soon as reasonably practicable. The failure by an Indemnified Party to notify the Indemnifying Party of such Claim shall not relieve the Indemnifying Party of responsibility under this Section, except to the extent such failure adversely prejudices the ability of the Indemnifying Party to defend such claim. The Indemnifying Party, at its expense and with counsel of its own choice reasonably acceptable to the Indemnified Party, shall defend against, negotiate, settle or otherwise deal with any such claim, provided that the Indemnifying Party shall not enter into any settlement or compromise of any claim which could lead to liability or create any financial or other obligation on the part of

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the Indemnified Party without the Indemnified Party's prior written consent. The Indemnified Party may participate in the defense of any claim with counsel of its own choice and at its own expense. The Parties agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such claims. In the event that the Indemnifying Party does not undertake the defense, compromise, or settlement of any claim, the Indemnified Party shall have the right to control the defense or settlement of such claim with counsel of its choosing.
(d)    Subject to Section 8(a), Client shall reimburse inVentiv for all reasonable, documented out-of-pocket expenses incurred by inVentiv in connection with responses to subpoenas and other similar legal orders issued to inVentiv in respect to Client’s product or the Services performed under this Master Agreement and the applicable Project Agreement.
9.    Limitation of Liability
Except in the case of (a) gross negligence or willful or knowing misconduct (b) a breach of the obligations set forth in Section 6 (Confidentiality), neither Party shall be liable to the other Party with respect to any subject matter of this Master Agreement or any Project Agreement under any contract, tort, negligence, strict liability, breach of warranty (express or implied) or other theory for any indirect, incidental, special, punitive, exemplary or consequential damages, even if advised of the possibility of such damages. For clarification, this limitation shall not apply to the Parties’ indemnification obligations set forth in Section 8 above. In addition, except for any liability arising from inVentiv’s (i) gross negligence or willful or knowing misconduct or (ii) breach of its obligations set forth in Section 6 (Confidentiality), the total liability of inVentiv to Client resulting from the performance of the Services set forth in this Master Agreement and in any one or more Project Agreements between the Parties shall be limited to [†] the total fees actually paid by Client, and in no event less than [†] the fees that would have been paid by Client, to inVentiv for Services under the specific Project Agreement giving rise to the claim(s). For clarification, this limitation shall not apply to the Parties’ indemnification obligations set forth in Section 8 above.

10.	Intellectual Property; Ownership

(a)    Except as set forth in Section 10(b) below, all documents, materials, reports and deliverables provided by inVentiv to Client pursuant hereto, whether or not patentable, copyrightable, or susceptible to any other form of legal protection, which are made, conceived, reduced to practice, or authored by inVentiv or inVentiv’s employees, representatives, or agents (if any) as a result of the performance of Services, or which are derived from use or possession of Client’s Confidential Information (collectively, the “Deliverables”), shall be the sole and exclusive property of Client. Each Deliverable constituting an original work shall be considered a work made for hire under applicable copyright laws. Subject to Section 10(b) below, inVentiv hereby assigns and agrees to assign to Client all right, title, and interest in all worldwide intellectual property rights in the Deliverables, including, without limitation, patents, copyrights, and trade secrets.

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(b)    Notwithstanding anything to the contrary set forth herein, to the extent any Deliverable or work made for hire includes inVentiv’s concepts, ideas, models, know-how, software, methodologies, technology, techniques, procedures, management tools, workshops, manuals, macros, data files, inventions, and other intellectual capital and property that inVentiv has developed, created or acquired prior to or independent of performing Services under this Master Agreement (the “inVentiv Materials”), inVentiv shall retain exclusive ownership in such inVentiv Materials to that extent. inVentiv hereby grants Client a perpetual, non-exclusive, non-transferable (except in conjunction with the permitted assignment of this Master Agreement), royalty-free right and license, with the right to sublicense to a licensee or contractor, for it to use the inVentiv Materials solely in connection with its use of the Deliverables created by inVentiv in connection with the Services.

(c)    Notwithstanding subsections (a) and (b) of this Section 10, unless otherwise expressly set forth in any Project Agreement, if any Deliverable incorporates any know-how or other intellectual property owned or controlled by a third party, then inVentiv shall use commercially reasonable efforts to acquire on behalf of Client a perpetual, royalty-free, world-wide, irrevocable, non-exclusive license or sublicense, with the right to sublicense to a licensee or contractor, to use such Deliverable. If, despite such efforts, inVentiv is unable to obtain such rights from such third party, then inVentiv shall, at its own cost and expense, generate a replacement Deliverable reasonably acceptable to Client that does not incorporate such third party know-how or other intellectual property.

11.	Term

The Agreement shall be in effect as of the Effective Date and shall remain in effect until the third anniversary of the Effective Date (the “Term”) or until such later date as may be set forth in a Project Agreement (it being understood that this Master Agreement will not terminate in the event the term set forth in a Project Agreement is longer than the term set forth herein). The Parties may extend this Master Agreement for additional periods of one year each (each an “Additional Term”) by mutual written agreement not less than sixty (60) days prior to the end of the then current term.

12.    Termination

(a) This Master Agreement and any Project Agreement may be terminated by inVentiv or Client as follows:

(i)    inVentiv may terminate this Master Agreement and any or all Project Agreements upon written notice if any undisputed payment to be made to inVentiv by Client is not made when due and such overdue payment is not made within twenty (20) days from the date of written notice, in accordance with the requirements of Section 14(i) of the Master Agreement, from inVentiv to Client of such nonpayment and intent to terminate; provided, however, that before inVentiv sends such notice to Client, inVentiv will contact Client by telephone, within the first five (5) days following the date on which the undisputed amount owed was due to inVentiv, to ascertain the status of the payment.

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(ii)    either Party may terminate this Master Agreement or any or all Project Agreements immediately upon written notice to the other Party, in the event that such other Party (or its Affiliate) has committed a material breach of this Master Agreement or any Project Agreement and such breach has not been cured within thirty (30) days of receipt of written notice from the non-breaching Party of such breach (provided that, during the thirty (30) day cure period for termination due to breach, each Party will continue to perform its obligations under the applicable Project Agreement);
(iii)    either Party may terminate this Master Agreement or any or all Project Agreements immediately upon written notice to the other Party, in the event such other Party is either debarred from federal contracting or is a “Sanctioned Entity”. For purposes hereof, a Sanctioned Entity is an entity that:
(A)    Is currently under indictment or prosecution for, or has been convicted (as defined in 42 C.F.R. § 1001.2) of: (1) any offense related to the delivery of an item or service under the Medicare or Medicaid programs or any program funded under Title V or Title XX of the Social Security Act (the Maternal and Child Health Services Program or the Block grants to States for Social Services programs, respectively); (2) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; (3) fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service; (4) obstructing an investigation of any crime referred to in (1) through (3) above; or (5) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance; or
(B)    Has been required to pay any civil monetary penalty regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program, or is currently the subject of any investigation or proceeding which may result in such payment; or
(C)    Has been excluded from participation in the Medicare, Medicaid, or Maternal and Child Health Services (Title V) program, or any program funded under the Block Grants to States for Social Services (Title II) program; or
(iv)    either Party may terminate the Master Agreement or any or all Project Agreements immediately upon written notice to the other Party in the event that such other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within sixty (60) days of the filing, makes a general assignment for the benefit of creditors; or has a receiver appointed for a substantial portion of its assets.
(v)    Client may terminate the Master Agreement or any or all Project Agreements for any reason or no reason upon ninety (90) days’ written notice to inVentiv.
(vi)    Client may terminate this Master Agreement or any or all Project Agreements immediately upon written notice if inVentiv enters into a merger, consolidation or similar transaction with any entity, or sells or transfers to any entity all or substantially all of its

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assets to which this Master Agreement or any Project Agreement relates, if at the time of such merger, consolidation, sale or transfer, such entity is developing or marketing (directly or indirectly) for its own account any product that is intended to compete with any product then under development or being commercialized by or on behalf of Client as identified on Annex B attached hereto, which may be amended unilaterally by Client from time to time upon written notice to inVentiv (such competitors, “Identified Competitors”).
(vii)    Either Party may terminate the Master Agreement or any or all Project Agreements upon written notice if the other Party has suspended performance in accordance with Section 14(d), and such suspension continues for sixty (60) days after the date of the occurrence.
(b)    Each Project Agreement may be terminated in accordance with its own termination provisions, if any. In the event of any conflict in such termination provisions, the termination provisions contained in the applicable Project Agreement with respect to a party’s right to terminate such Project Agreement and any consequences thereof shall govern. Except as set forth in this Master Agreement, the termination of any individual Project Agreement shall have no effect on the continued existence and enforceability of the Master Agreement or any other Project Agreement.
(c)    Upon the effective date of such termination, the Parties shall have no further obligation to each other (other than those set forth in Sections 4, 6, 7, 8, 9, 10, 13 and 14 and this Section 12(c)), except that Client shall pay the amounts set forth or provided for in any Project Agreement for Services satisfactorily performed through the actual date of termination, including receipt of the relevant Deliverables; provided, however, that upon receipt of a notice of termination from Client, inVentiv shall use diligent efforts to mitigate and cancel, to the extent possible, all obligations that would incur expenses related to the Agreement or the terminated Project Agreement, including reassignment of any inVentiv employees previously assigned to perform the Services, as applicable, and inVentiv shall not, without Client’s prior approval, perform any additional Services, incur expenses, or enter into any other obligations related to the Agreement or the terminated Project Agreement, as applicable.
13.    Choice of Law; Dispute Resolution

This Master Agreement and any Project Agreement shall be construed according to the laws of the State of New York (without reference to any principles regarding conflicts of laws). Before commencing any lawsuit, action or other proceeding regarding a dispute that arises between the Parties in connection with or relating to this Master Agreement or any Project Agreement (“Action”), the Parties agree to attempt to resolve such dispute through good faith negotiation during a period of 20 business days. Any Action brought by either Party shall be subject to the exclusive jurisdiction of the state and/or federal courts of New York, New York.
14.    Miscellaneous
(a)     Each Party undertakes to maintain appropriate insurance in commercially reasonable amounts with financially capable carriers. In addition, Client shall carry product liability insurance in the amount of at least [†]. Neither Party’s indemnity shall be capped by its

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insurance limits. Each Party shall name the other Party as an additional insured on all liability insurance coverage that is applicable to the Services being provided under one or more Project Agreements as their interests may appear. In addition, upon written request, each Party will provide the other with evidence of coverage complying with this Section. The Parties understand and agree that additional insurance requirements may be set forth in the Project Agreements.
(b)     Each of the Parties acknowledges that the other Party may have no adequate remedy at law if it fails to perform any of its obligations under Section 6 of this Master Agreement, including as applied to any Project Agreement. In such event, each of the Parties agrees that the other Party shall have the right, in addition to any other rights it may have (whether at law or in equity), to pursue equitable remedies such as injunction and specific performance for the breach or threatened breach of any provision of such Section 6 from any court of competent jurisdiction. Both Parties agree to waive any requirement as to (i) posting a bond or other security as a condition for obtaining any such relief and (ii) showing irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 14(b) is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
(c)    Neither inVentiv nor Client may assign or transfer this Master Agreement or any Project Agreement or any of its rights, duties or obligations hereunder without the other Party’s prior written consent. Notwithstanding the foregoing, subject to Client’s rights set forth in Section 12(a)(vi), either Party may assign all of its rights, duties and obligations under this Master Agreement or any Project Agreement without consent to any Affiliate or successor in interest (whether by merger, acquisition, asset purchase, stock purchase or otherwise) to all or substantially all of the business to which this Master Agreement or such Project Agreement relates; provided, however, that such acquiring party has sufficient financial resources reasonably to enable it to perform its obligations under such Master Agreement or Project Agreement, which it shall be deemed to have if it is publicly traded and has a total market capitalization of at least [†] at the time of such acquisition; and provided, further, that in the event such Party assigns one or more (but not all) Project Agreements then in effect to a third party pursuant to this Section, then the terms and conditions of this Master Agreement shall be deemed incorporated into such Project Agreements.
(d)     The noncompliance of either Party with the obligations of this Master Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake, storm, failure of public utilities or common carriers, or any other similar causes beyond the reasonable control of the applicable Party shall not constitute a breach of contract, provided that such Party resumes performance as soon as possible following the end of the event that caused such noncompliance.
(e)     If any provision of this Master Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both Parties shall be relieved of all

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obligations arising under such provision, but, if capable of performance, the remainder of this Master Agreement shall not be affected by such declaration or finding.
(f)     This Agreement, together with each applicable Project Agreement (including any attachments or exhibits hereunder or thereunder), contains all of the terms and conditions of the agreement between the Parties and constitutes the complete understanding of the Parties with respect thereto and supersedes all prior arrangements and understandings between Parties related to the subject matter hereof. Subject to Section 12(a)(vi), no modification, extension or release from any provision hereof shall be effected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by the other Party and specifically described as an amendment or extension of this Master Agreement.
(g)     Neither Party shall make a public announcement regarding this Master Agreement or any Project Agreement, or the subject matter contained therein, without the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may, in the reasonable opinion of the disclosing Party’s legal counsel, be required by Applicable Law, including by the U.S. Securities Exchange Commission, or by any stock exchange upon which such Party’s securities are listed or to which application for listing has been submitted, in which event the disclosing Party shall provide the other Party reasonable advance notice and review of any such disclosure to the extent practicable. Subject to the foregoing, neither Party may use the name of the other Party in connection with any public announcement without the other Party’s prior written consent, provided, however, that in connection with its general marketing materials, a Party may list the name of the other Party in a non-descriptive fashion, in a list of the names of other similarly situated third parties that such Party does business with.
(h)     This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
(i)     Any notices required or permitted under this Master Agreement shall be sent by overnight courier or first class, certified mail to:

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To Client Address: Omeros Corporation 201 Elliott Avenue West Seattle, WA 98119	To inVentiv Address: Ventiv Commercial Services, LLC 500 Atrium Drive Somerset, NJ 08873 Attn: President

Attention: General Counsel Fax: 206.676.5005	Attention: Fax:
Copy To: Accounts Payable (for notices regarding payment)	Copy To: Ventiv Commercial Services, LLC 500 Atrium Drive Somerset, NJ 08873 Attn: VCS General Counsel

or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Master Agreement by one Party to the other. Notices shall be deemed given upon receipt by the notified Party.
(j)    Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Master Agreement or any Project Agreement.

(k)    Except as otherwise expressly provided in this Master Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Master Agreement and to the consummation of the transactions contemplated by this Master Agreement or each Project Agreement.

(l)    Either Party’s failure to enforce any provision of this Master Agreement or any Project Agreement will not be considered a waiver of future enforcement of that or any other provision.

WHEREFORE, the Parties hereto have caused this Master Agreement to be executed by their duly authorized representatives as of the Effective Date.

OMEROS CORPORATION	VENTIV COMMERCIAL SERVICES, LLC
By: /s/ Gregory A. Demopulos	By: /s/ Theodore Wong
Name: Gregory A. Demopulos, M.D.	Name: Theodore Wong
Title: Chairman & CEO	Title: VP & CFO
Date: 5/22/14	Date: 5/13/14

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ANNEX A

FORM OF PROJECT AGREEMENT

This Project Agreement (the “PA”) is made as of ________ ____, 2013, by and between VENTIV COMMERCIAL SERVICES, LLC, with its principal office located at 500 Atrium Drive, Somerset, New Jersey 08873 (“inVentiv”), and OMEROS CORPORATION, with its principal office located at 201 Elliott Avenue West, Seattle, Washington 98119 (“Client”). Client and inVentiv may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

A.    Client and inVentiv have entered into a Master Services Agreement dated as of _________ ___, 2013 (the “Agreement”).

B.    Client and inVentiv desire to enter into this Project Agreement (the “PA”).

[    ALTERNATE LANGUAGE FOR USE WITH INVENTIV AFFILIATES

This Project Agreement (the “PA”) is made as of ________ ____, 2013, by and between (NAME OF INVENTIV AFFILIATE), with its principal office located at 500 Atrium Drive, Somerset, New Jersey 08873 (“COMPANY”), and OMEROS CORPORATION, with its principal office located at 201 Elliott Avenue West, Seattle, Washington 98119 (“Client”). Client and COMPANY may each be referred to herein as a “Party” and collectively, the “Parties”.
RECITALS

A.    Client and Ventiv Commercial Services, LLC, an Affiliate of COMPANY, have entered into a Master Services Agreement dated as of _________ ___, 2013 (the “Agreement”).

B.    Client and COMPANY desire to enter into this Project Agreement (the “PA”) under the terms and conditions of the Agreement.

C.    Client and COMPANY hereby agree to be bound by the terms of the Agreement with respect to the provision of services under this PA.]

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2.      Interpretation and Construction

(a)    The Parties confirm that the Agreement shall govern the relationship between the Parties. Unless otherwise specifically set forth herein, in the event of a conflict or inconsistency between the terms and conditions set forth in the Agreement and the terms and conditions set forth in this PA, the terms and conditions set forth in the Agreement shall take precedence, govern and control.

(b)    The Parties hereby acknowledge that the terms set forth in the Agreement are incorporated herein by reference, as if fully set forth at length therein.

2.    The Services

A detailed description of the services (the “Services”) is set forth on Exhibit A attached hereto.
3.    Fees

Set forth on Exhibit B attached hereto is a summary of the costs and fees to be paid by Client to inVentiv for the performance of the Services.

WHEREFORE, the Parties hereto have caused this Project Agreement to be executed by their duly authorized representatives.

OMEROS CORPORATION	VENTIV COMMERCIAL SERVICES, LLC
[or alternately COMPANY]
By: ____________________________	By: ____________________________
Title:___________________________	Title:___________________________

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EXHIBIT A
THE SERVICES

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EXHIBIT B
FEES AND COSTS

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ANNEX B
IDENTIFIED COMPETITORS

As of May 6, 2014:

[†]

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